WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE
---------------------                         Contacts:  John J. Steele
                                Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036

                                               Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000




   WERNER ENTERPRISES REPORTS THIRD QUARTER 2007 REVENUES AND EARNINGS

Omaha, Nebraska, October 15, 2007:
---------------------------------
     Werner Enterprises, Inc. (NASDAQ:WERN), one of the nation's largest truckload transportation and logistics companies, reported revenues and earnings for the third quarter ended September 30, 2007.

     Revenues decreased 6% to $510.3 million in third quarter 2007 compared to $541.3 million in third quarter 2006. Earnings per share decreased 5% to $.30 per share in third quarter 2007 compared to $.31 per share in third quarter 2006.

     Despite a continuing soft freight market and the impact of rising fuel prices, the Company once again made sequential earnings per share progress compared to first quarter 2007 (when earnings per share were 36% lower than first quarter 2006, as adjusted for a customer bankruptcy in first quarter 2006) and from second quarter 2007 (when earnings per share were 15% lower than second quarter 2006).

     Freight demand softness and the temporary increase in the supply of trucks caused by the industry truck prebuy made for continued challenging market conditions during third quarter 2007. Load volumes for our Van Network of non-dedicated fleet trucks were lower in July, August, and September than in the same months of the previous four years. However, due to the load count weakness that began in August 2006, load volumes in August and September 2007 were only slightly lower than load volumes in August and September 2006. Load volumes in third quarter 2007 improved slightly from July to September, albeit at a slower rate of improvement than the typical seasonal progression during these months. Freight volumes picked up modestly due to a typical end of quarter push at the end of third quarter 2007, but then declined during the first two weeks of October 2007. We expect to comment on freight trends for the full month of October 2007 in our third quarter Form 10-Q, which we plan to file with the Securities and Exchange Commission in early November 2007.

     In mid-March 2007 we began reducing our Van medium-to-long-haul fleet by 250 trucks, or about 8% of total Van solo driver trucks, to better match freight and trucks and to improve profitability. By the latter part of April 2007, this initial goal was achieved, but we had not yet achieved the desired balance of trucks and freight. As a result, we decided to further reduce our Van fleet by an additional 400 trucks, which we completed by the end of June 2007. During second quarter 2007, we were able to transfer a portion of our Van fleet trucks to other more profitable fleets. The net impact to our total fleet was an approximate 500-truck reduction from mid-March 2007 to the end of June 2007. We have been holding meetings with our partner customers to explain our goal of committing 100% of our Van truck capacity on a daily basis. We intend to meet our partner customers' flex and surge shipment needs using the breadth and depth of the 5,000 qualified carriers managed by our experienced Brokerage team. During third quarter 2007, our truck fleet increased slightly, ending the quarter at 8,430 trucks.

     Due primarily to the fleet reduction described above, our daily prebook percentages of loads to trucks for the Van Network improved and exceeded 2006 prebook percentage levels for each week of August and September 2007 compared to each week of August and September 2006. This contributed to year-over-year miles per truck improvement of 2% during third quarter 2007 compared to third quarter 2006. We are experiencing better freight selectivity for the reduced number of Van fleet trucks, which helped our revenue per loaded mile and our empty mile percentage. In addition, due to a declining emphasis on longer haul shipments, our average length of haul declined 5% to 550 miles per trip in third quarter 2007 compared to 581 miles per trip in third quarter 2006. While the overall freight rate market conditions have been difficult, we remained disciplined with our pricing as we responded to significantly more customer bid packages than normal during 2007.

     For the last year, truckload industry freight rates have been flat to lower due to (1) the immense truck prebuy prompted by the changes to the engine emission regulations that became effective for newly manufactured engines beginning January 2007, which added a total of 170,000 more trucks in the years 2005 and 2006 than are normally produced and (2) a softer freight market due to weakness in the housing and automotive sectors, inventory tightening, and moderate growth in the retail sector. Since April 2007, class 8 truck production declined dramatically, which we expect will continue for several more months. Over time, lower new truck production and inventory depletion of 2006 engine trucks on truck dealer lots should help place the supply of trucks more in balance with the freight market. Over the same period that truckload freight rates have been depressed, inflationary and operational cost pressures have severely challenged truckload carriers, particularly highly leveraged private carriers. If this environment continues, it becomes more likely that trucking company failures will increase. It also becomes more likely that when the market improves, industry freight rates will rebound and increase more rapidly than normal.

     The driver market remained challenging, but was not quite as difficult in third quarter 2007 compared to third quarter 2006. The weakness in the construction market and the van fleet reduction contributed favorably to the Company's driver recruiting and retention efforts in third quarter 2007.

     The Company's wholly-owned subsidiary, Fleet Truck Sales, is one of the largest equipment sales remarketing companies in the U.S., and has been in business since 1992. Gains on sales of assets, primarily trucks and trailers, decreased slightly to $5.5 million in third quarter 2007 compared to $5.6 million in third quarter 2006. In third quarter 2007, the Company continued to sell its oldest van trailers that are fully depreciated, replacing them with new trailers, and expects to continue doing so throughout the remainder of 2007. Gains on sales are reflected as a reduction of Other Operating Expenses in the Company's income statement.

     Average fuel cost per gallon in third quarter 2007 was 7 cents per gallon higher than third quarter 2006. The average price per gallon was 5 cents lower in July 2007 than July 2006, was 18 cents lower in August 2007 than August 2006, and 45 cents higher in September 2007 than September 2006. As of today, diesel fuel prices are 54 cents per gallon higher than on the same date a year ago. The industry-wide adoption of ultra-low sulfur diesel (ULSD) fuel beginning in fourth quarter 2006 resulted in an approximate 2% degradation of fuel mile per gallon (mpg) for all trucks, due to the lower energy content (btu) of ULSD. The Company successfully offset the negative mpg impact of ULSD in third quarter 2007 compared to third quarter 2006 by increasing the percentage of aerodynamic trucks in the fleet.

     The ongoing diversification of our service offerings to Dedicated (36% of revenues), Mexico and Canada international truckload revenues
(11% of revenues) and logistics through our Value Added Services division (11% of revenues) helped soften the impact of a less favorable freight market in third quarter 2007, while providing increased service offerings to our customers. Werner intends to continue to diversify and grow Dedicated, International truckload and Value Added Services.

     To provide shippers with additional sources of managed capacity and network analysis, the Company is growing its non-asset based Value Added Services (VAS) division. VAS includes brokerage, freight transportation management, intermodal, and Werner Global Logistics.


Value Added Services (amounts in 000's)        3Q07                3Q06
--------------------------------------   ---------------     ---------------
Revenues                                  $54,517  100.0%     $71,405  100.0%
Rent and purchased transportation
  expense                                  45,963   84.3       64,873   90.9
                                         --------            --------
Gross margin                                8,554   15.7        6,532    9.1
Other operating expenses                    5,373    9.9        4,682    6.5
                                         --------            --------
Operating income                           $3,181    5.8       $1,850    2.6
                                         ========            ========


                                               YTD07              YTD06
                                         ---------------     ---------------
Revenues                                 $200,243  100.0%    $196,383  100.0%
Rent and purchased transportation
  expense                                 175,200   87.5      177,968   90.6
                                         --------            --------
Gross margin                               25,043   12.5       18,415    9.4
Other operating expenses                   15,465    7.7       12,689    6.5
                                         --------            --------
Operating income                           $9,578    4.8       $5,726    2.9
                                         ========            ========

     VAS had a 24% decline in reported revenues (as explained below), 31% gross margin growth, and 72% operating income growth. Beginning in third quarter 2007, the Company and a large VAS customer negotiated a structural change to their continuing arrangement that resulted in a reduction in VAS revenues and VAS rent and purchased transportation expense of $20.0 million from third quarter 2006 to third quarter 2007. This change had no impact on the dollar amount of VAS gross margin or operating income. Excluding the affected freight revenues for this customer, VAS revenues grew 6% in third quarter 2007 compared to third quarter 2006 and grew 12% in YTD 2007 compared to YTD 2006.

     Brokerage continued to produce strong results with 16% revenue growth and improved operating income as a percentage of revenues. Freight Management, our single source logistics solution, successfully distributed freight to other operating divisions and continues to secure new customer business awards that are generating growth across all Company business units. Intermodal revenues declined by design, but produced significant operating income improvement as the Company benefited from intermodal strategy changes that we began implementing during the latter part of 2006.

     The Company, through its Werner Global Logistics (WGL) affiliates and subsidiaries, is actively assisting customers with innovative global supply chain solutions. Customer development efforts are progressing, and WGL currently has awarded business with an annualized revenue run rate of approximately $25 million per year, in line with our business plan. WGL continues to produce several new and meaningful customer business awards. Werner, through its subsidiaries and affiliates, is a licensed U.S. NVOCC, U.S. Customs Broker, licensed Freight Forwarder in China, licensed China NVOCC, a TSA approved Indirect Air Carrier, and an IATA Accredited Cargo Agent.

     A comparison of the Company's truckload operating ratio, net of fuel surcharge revenues, and VAS operating ratio for third quarters 2007 and 2006 is shown below.



Operating Ratios                       3Q07         3Q06        Difference
----------------------               --------     --------     ------------
Truckload Transportation Services      91.2%        89.9%          1.3%
Value Added Services                   94.2         97.4          (3.2)


                                       YTD07       YTD06        Difference
                                     --------     --------     ------------
Truckload Transportation Services      91.8%        89.6%          2.2%
Value Added Services                   95.2         97.1          (1.9)


     Higher fuel prices and higher fuel surcharge collections have the effect of increasing the total company operating ratio and the Truckload Transportation Services segment's operating ratio. Eliminating this sometimes volatile source of revenue provides a more consistent basis for comparing the results of operations from period to period. The Truckload Transportation Services segment's operating ratios for third quarter 2007 and third quarter 2006 are 92.7% and 91.7%, respectively, if fuel surcharge revenues are included in revenues and not netted against operating expenses.

     The Company's financial position remains strong. The Company ended the quarter with $10.0 million of debt after debt repayments of $40.0 million in third quarter 2007. During third quarter 2007, the Company purchased 1.5 million shares of its stock at an average share price of $19.29 for a total cost of $28.9 million. After these purchases, the Company had 0.7 million shares remaining and available for repurchase under its current authorization from the board of directors. On October 11, 2007, the Company's board of directors approved an 8.0 million share increase in the shares authorized and available for repurchase by the Company.


                                           INCOME STATEMENT DATA
                                                (Unaudited)
                                   (In thousands, except per share amounts)

                               Quarter        % of        Quarter         % of
                                Ended       Operating      Ended        Operating
                               9/30/07      Revenues      9/30/06       Revenues
                             ----------    ----------    ----------    ----------
Operating revenues             $510,260         100.0      $541,297         100.0
                             ----------    ----------    ----------    ----------

Operating expenses:
   Salaries, wages and
     benefits                   150,789          29.5       149,466          27.6
   Fuel                         101,859          20.0       106,946          19.8
   Supplies and maintenance      40,698           8.0        41,427           7.7
   Taxes and licenses            28,796           5.6        30,069           5.6
   Insurance and claims          22,001           4.3        24,079           4.4
   Depreciation                  41,087           8.0        42,623           7.9
   Rent and purchased
     transportation              87,537          17.2       105,150          19.4
   Communications and
     utilities                    4,978           1.0         5,117           0.9
   Other                         (4,549)         (0.9)       (4,266)         (0.8)
                             ----------    ----------    ----------    ----------
      Total operating
        expenses                473,196          92.7       500,611          92.5
                             ----------    ----------    ----------    ----------
Operating income                 37,064           7.3        40,686           7.5
                             ----------    ----------    ----------    ----------

Other expense (income):
   Interest expense                 527           0.1            65           0.0
   Interest income               (1,015)         (0.2)       (1,079)         (0.2)
   Other                             54           0.0            59           0.0
                             ----------    ----------    ----------    ----------
      Total other expense
        (income)                   (434)         (0.1)         (955)         (0.2)
                             ----------    ----------    ----------    ----------

Income before income taxes       37,498           7.4        41,641           7.7
Income taxes                     15,648           3.1        17,090           3.2
                             ----------    ----------    ----------    ----------
Net income                      $21,850           4.3       $24,551           4.5
                             ==========    ==========    ==========    ==========

Diluted shares outstanding       73,501                      78,564
                             ==========                  ==========
Diluted earnings per share         $.30                        $.31
                             ==========                  ==========


                                              OPERATING STATISTICS
                                   Quarter Ended                  Quarter Ended
                                      9/30/07        % Change        9/30/06
                                   -------------    ----------    -------------
Trucking revenues, net of
  fuel surcharge (1)                    $371,746         -2.5%         $381,108
Trucking fuel surcharge
  revenues (1)                            77,286         -5.8%           82,088
Non-trucking revenues,
  including VAS (1)                       56,725        -23.9%           74,519
Other operating revenues (1)               4,503         25.7%            3,582
                                   -------------                  -------------

     Operating revenues (1)             $510,260         -5.7%         $541,297
                                   =============                  =============

Average monthly miles per tractor          9,956          2.2%            9,742
Average revenues per total mile (2)       $1.474         -0.1%           $1.475
Average revenues per loaded
  mile (2)                                $1.702          0.4%           $1.696
Average percentage of empty miles          13.38%         2.9%            13.00%
Average trip length in miles
  (loaded)                                   550         -5.3%              581
Total miles (loaded and empty) (1)       252,128         -2.4%          258,329
Average tractors in service                8,441         -4.5%            8,839
Average revenues per tractor per
  week (2)                                $3,388          2.1%           $3,317
Capital expenditures, net (1)            ($2,097)                       $86,464
Cash flow from operations (1)            $52,862                        $79,674
Return on assets (annualized)                6.3%                           7.2%
Total tractors (at quarter end)
     Company                               7,620                          8,050
     Owner-operator                          810                            810
                                   -------------                  -------------
          Total tractors                   8,430                          8,860

Total trailers (truck and
  intermodal, quarter end)                24,765                         25,330


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                               INCOME STATEMENT DATA
                                                   (Unaudited)
                                       (In thousands, except per share amounts)

                               Nine Months       % of        Nine Months       % of
                                  Ended        Operating        Ended        Operating
                                 9/30/07       Revenues        9/30/06       Revenues
                               -----------    -----------    -----------    -----------
Operating revenues              $1,545,459          100.0     $1,562,108          100.0
                               -----------    -----------    -----------    -----------
Operating expenses:
   Salaries, wages and
     benefits                      451,645           29.2        445,822           28.5
   Fuel                            290,862           18.8        298,404           19.1
   Supplies and maintenance        120,366            7.8        118,201            7.6
   Taxes and licenses               88,276            5.7         87,443            5.6
   Insurance and claims             70,128            4.6         64,887            4.2
   Depreciation                    125,273            8.1        124,796            8.0
   Rent and purchased
     transportation                296,655           19.2        294,504           18.9
   Communications and
     utilities                      15,252            1.0         14,839            0.9
   Other                           (15,714)          (1.0)       (10,647)          (0.7)
                               -----------    -----------    -----------    -----------
      Total operating
        expenses                 1,442,743           93.4      1,438,249           92.1
                               -----------    -----------    -----------    -----------
Operating income                   102,716            6.6        123,859            7.9
                               -----------    -----------    -----------    -----------
Other expense (income):
   Interest expense                  2,920            0.2            342            0.0
   Interest income                  (2,989)          (0.2)        (3,295)          (0.2)
   Other                               172            0.0            185            0.0
                               -----------    -----------    -----------    -----------
      Total other expense
        (income)                       103            0.0         (2,768)          (0.2)
                               -----------    -----------    -----------    -----------

Income before income taxes         102,613            6.6        126,627            8.1
Income taxes                        42,841            2.7         52,026            3.3
                               -----------    -----------    -----------    -----------
Net income                         $59,772            3.9        $74,601            4.8
                               ===========    ===========    ===========    ===========

Diluted shares outstanding          74,810                        79,728
                               ===========                   ===========
Diluted earnings per share            $.80                          $.94
                               ===========                   ===========

                                                OPERATING STATISTICS
                                        YTD 07        % Change         YTD 06
                                    -------------    ----------    -------------
Trucking revenues, net of
  fuel surcharge (1)                   $1,113,221         -1.1%       $1,125,261
Trucking fuel surcharge
  revenues (1)                            211,072         -5.0%          222,189
Non-trucking revenues,
  including VAS (1)                       207,860          1.4%          205,068
Other operating revenues (1)               13,306         38.7%            9,590
                                    -------------                  -------------
     Operating revenues (1)            $1,545,459         -1.1%       $1,562,108
                                    =============                  =============

Average monthly miles per tractor           9,846          0.1%            9,837
Average revenues per total mile (2)        $1.460         -0.1%           $1.462
Average revenues per loaded
  mile (2)                                 $1.688          0.5%           $1.679
Average percentage of empty miles           13.47%         4.3%            12.92%
Average trip length in miles
  (loaded)                                    561         -3.8%              583
Total miles (loaded and empty) (1)        762,327         -0.9%          769,498
Average tractors in service                 8,603         -1.0%            8,692
Average revenues per tractor per
  week (2)                                 $3,318         -0.1%           $3,320
Capital expenditures, net (1)             $27,278                       $128,299
Cash flow from operations (1)            $187,186                       $226,789
Return on assets (annualized)                 5.6%                           7.3%
Total tractors (at quarter end)
     Company                                7,620                          8,050
     Owner-operator                           810                            810
                                    -------------                  -------------
          Total tractors                    8,430                          8,860

Total trailers (truck and
  intermodal, quarter end)                 24,765                         25,330


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                    BALANCE SHEET DATA
                                           (In thousands, except share amounts)



                                             9/30/07                 12/31/06
                                          ------------             ------------
                                           (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                   $20,850                  $31,613
   Accounts receivable, trade, less
     allowance of $9,634 and $9,417,
     respectively                              218,094                  232,794
   Other receivables                            13,890                   17,933
   Inventories and supplies                     11,002                   10,850
   Prepaid taxes, licenses and permits           7,551                   18,457
   Current deferred income taxes                28,477                   25,251
   Other current assets                         26,197                   24,143
                                          ------------             ------------
      Total current assets                     326,061                  361,041
                                          ------------             ------------

Property and equipment                       1,634,244                1,687,220
Less - accumulated depreciation                621,445                  590,880
                                          ------------             ------------
      Property and equipment, net            1,012,799                1,096,340
                                          ------------             ------------

Other non-current assets                        19,640                   20,792
                                          ------------             ------------

                                            $1,358,500               $1,478,173
                                          ============             ============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                            $64,254                  $75,821
   Insurance and claims accruals                78,365                   73,782
   Accrued payroll                              25,057                   21,344
   Other current liabilities                    17,742                   19,963
                                          ------------             ------------
      Total current liabilities                185,418                  190,910
                                          ------------             ------------

Long-term debt                                  10,000                  100,000

Other long-term liabilities                      7,185                      999

Insurance and claims accruals, net of
  current portion                              104,500                   99,500

Deferred income taxes                          205,639                  216,413

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     71,804,271 and 75,339,297 shares
     outstanding, respectively                     805                      805
   Paid-in capital                             100,804                  105,193
   Retained earnings                           911,344                  862,403
   Accumulated other comprehensive loss           (339)                    (207)
   Treasury stock, at cost; 8,729,265
     and 5,194,239 shares, respectively       (166,856)                 (97,843)
                                          ------------             ------------
      Total stockholders' equity               845,758                  870,351
                                          ------------             ------------
                                            $1,358,500               $1,478,173
                                          ============             ============


     Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico and China. Werner maintains its global headquarters in Omaha, Nebraska with offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled, and flatbed. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, licensed Freight Forwarder in China, licensed China NVOCC, a TSA approved Indirect Air Carrier, and an IATA Accredited Cargo Agent.

     Werner Enterprises' common stock trades on The NASDAQ Global Select
MarketSM  under  the  symbol  WERN.   The  Werner  website  address   is
www.werner.com.

     Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2006. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.